Exhibit 99.1

Veritas DGC Inc. Updates Status of Financial Restatement

Houston - March 14, 2005 - Veritas DGC Inc. (NYSE: VTS) (TSX: VTS) announced today that, as it has not yet completed its previously announced restatement of its prior period financial statements, it will delay filing its quarterly report on Form 10-Q for the period ended January 31, 2005.

As a result of reviews associated with completion of its year-end and restatement procedures, the Company determined that its accounting policies related to mobilization of equipment and crews and those related to a limited number of customer contracts with specific customer refund rights or certain revenue sharing provisions were not in accordance with generally accepted accounting principles.  Based on that determination, the Company has modified its accounting policies with regard to these issues.

These accounting corrections will defer revenue and profit into future periods and will impact the profit before tax of previously reported periods as follows: reduce Q1 of 2005 by $0.6 million, reduce fiscal 2004 by $0.9 million, increase fiscal 2003 by $0.3 million and decrease fiscal 2002 by $0.7 million. The Company will include these adjustments related to the accounting corrections with the previously disclosed pre-tax adjustments totaling approximately $3.2 million in its restatement, described in its press release of October 13, 2004.

The Company is currently responding to comments from the staff of the Securities and Exchange Commission regarding its annual report on Form 10-K for the fiscal year ended July 31, 2003.  The Company has responded to most of the staff’s comments to date and will be providing information to the staff related to the Company’s historical experience regarding its use of estimates when applying the sales forecast accounting method to its multi-client data library.  The Company’s management believes that its methods and estimates related to its accounting for its multi-client data library are appropriate under relevant accounting pronouncements and are consistent with industry practice.  If changes to these methods or estimates are required, such changes could have a material impact on the Company’s results.

Chairman and CEO Thierry Pilenko commented, “I am pleased to report that, despite this distraction, our operations have performed very well during this time.  The preliminary results of our second quarter are excellent, one of our best ever.  I can also tell you that we have ended the period with over $200 million in cash, an increase of approximately $70 million from the previous quarter end.  I look forward to the time in the near future when we can discuss our results in detail.”

Mr. Pilenko concluded, “Our restatement process has taken longer than we expected but I believe that we are now through much of the process.  We expect to hold our quarterly conference call to discuss the results of our second quarter in the next few weeks.  We will announce the date and details of this conference call several days prior to the actual date of the call.”

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical, geological and reservoir technologies to the petroleum industry worldwide.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in the Company’s reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated. In addition, the Company has previously announced that it will restate certain prior periods’ results, including the prior fiscal year. The financial information included in this release is preliminary and subject to audit.  The Company cautions that its review of its fiscal 2004 results, and those of prior periods, is ongoing and additional adjustments may be necessary.

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For additional information please contact:

Mindy Ingle               (832) 351-8821